Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Non-Employee Directors' Stock Option Plan of Gene Logic Inc., of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Gene Logic Inc., Gene Logic Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gene Logic Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
August 2, 2005